Exhibit 99.1

Royal Bank
AMERICA

Customers. Shareholders. Co-workers. Community.

Royal Bancshares of Pennsylvania, Inc. Reports First Quarter Profit

Loan growth and net interest margin expansion continues.

NARBERTH, PA - - (Marketwired – April 23, 2015) - Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), is pleased  to report net income attributable to the Company for the three months ended March 31, 2015 of $1.6 million and basic and diluted earnings per share of $0.04.  This compares to net income attributable to the Company of $1.5 million and basic and diluted earnings per share of $0.06 for the comparable period in 2014. The basic and diluted earnings per share for 2015 were impacted by the increase in average common shares outstanding as a result of the private placement and shareholders’ rights offering which closed in the third quarter of 2014.

Selected Company highlights for the first quarter of 2015, explained further below, included:

•	Net income attributable to the Company grew 6.2%.
•	Return on average assets and return on average equity were 0.9% and 10.1%, respectively.
•	Net interest margin increased 16 basis points.
•	Non-interest income grew 9.7%.
•	The ratio of non-performing loans to total loans fell below 2.0% for the first time in six years.
•	After achieving full compliance, Royal Bank’s Memorandum of Understanding with the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking and Securities (the “Department”) was formally ended.

Earnings Momentum and Risk Profile Improvement

The Company's Chief Executive Officer Kevin Tylus noted, "Today’s announcement of our first quarter results shows ongoing progress in key metrics for our Company. As a community bank we face the same external headwinds as our competitors for less expensive core deposits. We have developed a multi-faceted plan to attract and retain consumer deposits. We are strengthening our commercial relationships and our leasing subsidiary continues to positively contribute to our financial results. We eagerly anticipate the relocation in late spring of our Jenkintown branch to the new, attractive Willow Grove location.  The risk profile of the bank has strengthened again this quarter as loan quality continues to improve.”

First quarter 2015 results

Positive items impacting net income attributable to the Company for the three months ended March 31, 2015, as compared to the same period in 2014, include the following:

•	Net interest income grew $183,000 or 3.3%.
•	Gains on the sale of other real estate owned were $280,000 and more than doubled from the first quarter in 2014.
•	Gains on the sale of investment securities were $187,000.

•	Professional and legal fees declined $180,000 or 29.9% due to the strengthened risk profile of the Company.
•	The credit to the allowance for loan and lease losses was $580,000 due to a decline in historical loss rates and recoveries on impaired loans.

Changes quarter over quarter included increases of $231,000 and $126,000 in salaries and benefits and occupancy and equipment expenses, respectively. To enhance employee benefits, the Company reinstated the 401(k) match program in the fourth quarter of 2014 and recorded in the first quarter of 2015 a $45,000 accrual. There was no 401(k) accrual in the first quarter of 2014.  Rent expense increased due to branch relocations in 2014 and the consolidation of non-retail personnel in the Bala Cynwyd Customer Center, each designed for improved marketability and future efficiency. Additionally, in the first quarter of 2014, the Company benefited from approximately $66,000 in rent abatements. Both increases in salaries and benefits and occupancy and equipment expenses were fully integrated into the Company’s budget. The Company's leasing subsidiary positively contributed to the first quarter financial results.

Loans and leases held for investment at March 31, 2015 totaled $418.7 million compared to $415.1 million at December 31, 2014. The $3.6 million increase in loans was predominantly in commercial real estate and leases.  The commercial loan pipeline continues to strengthen. Investment securities decreased $22.6 million while total cash and cash equivalents grew $10.8 million from the levels at December 31, 2014. During the first quarter of 2015, the Company sold investments with potential interest rate risk and extension risk if interest rates rise. While total deposits declined $10.1 million from $530.4 million at December 31, 2014 to $520.3 million at March 31, 2015, the deposit composition improved. The reduction in deposits was primarily related to declines of $8.8 million, $3.5 million, and $2.3 million in money market accounts, certificates of deposit, and NOW accounts, respectively.  The Company has experienced aggressive pricing competition for money market accounts consistent with local industry trends.  Demand deposit and savings accounts increased $3.1 million and $1.4 million, respectively.

Net Interest Margin

For the first quarter of 2015, the net interest margin of 3.40% grew 16 basis points from the comparable quarter of 2014 and 13 basis points from the quarter ended December 31, 2014.  Net interest income increased $183,000 from the first quarter of 2014.  The increase in net interest income was directly related to approximately $134,000 in interest collected on the payoff of a non-accrual loan. Additionally, during the first quarter of 2015, the Federal Home Loan Bank of Pittsburgh declared and paid a special dividend based on the 2014 average stock outstanding for each shareholder.  The Company received approximately $94,000 as a result of this special dividend.  Due to these two significant transactions, the average yield on interest-earning assets grew 14 basis points to 4.34% for the first quarter of 2015 compared to 4.20% for the comparable 2014 period.

Average interest-earning assets declined $9.7 million quarter over quarter and featured a significant change in composition.  Average loans increased $53.5 million, or 14.6%, while average investments declined $68.5 million. The $27.8 million decrease in average interest-bearing liabilities for the first quarter of 2015 from the comparable quarter in 2014 was accompanied by a $54,000 reduction in interest expense.  The average rate paid on interest-earning liabilities increased one basis point to 1.12%. Average interest-bearing deposits decreased $15.7 million while average borrowings declined $12.1 million. For the first quarter of 2015, average non-interest bearing deposits grew $9.1 million, or 14.2%, from the comparable quarter in 2014.

Asset quality trends

The ratio of non-performing loans to total loans was 1.99% and 2.36% at March 31, 2015 and December 31, 2014, respectively, and the ratio of non-performing assets to total assets was 2.61% and 2.67% at the same dates. Non-performing loans declined $1.4 million from $9.8 million at December 31, 2014 to $8.4 million at March 31, 2015. Non-performing assets, which include other real estate owned (“OREO”), were $18.9 million and $19.6 million at March 31, 2015 and December 31, 2014, respectively. During the first quarter of 2015, OREO assets associated with the tax lien portfolio increased $762,000. Tax liens comprise $834,000, or 10.0%, of non-performing loans and $11.0 million, or 58.5% of non-performing assets.  The purposeful downsizing of this business not core to the bank’s strategy has seen a favorable shrinkage from a high of over $100 million in tax lien assets to less than $20.0 million in assets at March 31, 2015.

In the first quarter of 2015, the Company recorded a full recovery of a prior period charge-off in the amount of $349,000 upon the payoff of a non-accrual loan.  Additionally, the Company recorded a $200,000 recovery on a fully charged-off loan.  Both transactions positively impacted the credit to the allowance for loan and lease losses in 2015. During the first quarter of 2015, classified and impaired loans declined $2.8 million, or 15.5%, from the level at December 31, 2014, due to pay downs, payoffs, upgrades, and transfers to OREO.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for more than 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2014.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENTS
(Unaudited, dollars in thousands, except per share data)

	For the three months ended March 31,
	2015	2014
Interest income	$7,280	$7,151
Interest expense	1,571	1,625
Net Interest Income	5,709	5,526
Credit for loan and lease losses	(580)	(639)
Net interest income after credit for loan and lease losses	6,289	6,165
Non-interest income	847	772
Non-interest expense	5,375	5,322
Income before taxes	1,761	1,615
Income tax (benefit) expense	-	-
Net Income	1,761	1,615
Less net income attributable to noncontrolling interest	170	117
Net Income Attributable to Royal Bancshares	$1,591	$1,498
Less Preferred stock Series A accumulated dividend and accretion	$424	$664
Net income to common shareholders	$1,167	$834
Income Per Common Share – Basic and Diluted	$0.04	$0.06

SELECTED RATIOS:

	For the three months ended March 31,
	2015	2014
Return on Average Assets	0.9%	0.8%
Return on Average Equity	10.1%	12.0%
Average Equity to Average Assets	8.8%	6.9%
Book Value Per Share	$1.53	$1.57

Royal Bancshares of Pennsylvania, Inc. Capital Ratios:	At March 31, 2015	At December 31, 2014
Tier 1 Leverage	12.2%	11.9%
Total Risk Based Capital	19.4%	19.2%
Common Equity Tier 1	9.4%	NA

CONDENSED BALANCE SHEETS
(Unaudited, in thousands)

	At March 31, 2015	At December 31, 2014
Cash and cash equivalents	$41,618	$30,790
Investment securities, at fair value	227,762	250,368
Other investment, at cost	2,250	2,250
Federal Home Loan Bank stock	2,622	2,622
Loans and leases
Commercial real estate and multi-family	211,871	188,861
Construction and land development	18,610	45,662
Commercial and industrial	83,240	76,489
Residential real estate	43,416	42,992
Leases	53,473	51,583
Tax certificates	5,608	7,191
Consumer	2,468	2,354
Loans and leases	418,686	415,132
Allowance for loan and lease losses	(10,897)	(11,708)
Loans and leases, net	407,789	403,424
Premises and equipment, net	5,125	5,201
Other real estate owned, net	10,541	9,779
Accrued interest receivable	4,873	5,270
Other assets	22,625	22,849
Total Assets	$725,205	$732,553

Deposits	$520,286	$530,425
Borrowings	92,312	92,426
Other liabilities	21,762	21,322
Subordinated debentures	25,774	25,774
Royal Bancshares shareholders’ equity	64,686	62,219
Noncontrolling interest	385	387
Total Equity	65,071	62,606
Total Liabilities and Equity	$725,205	$732,553

NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the three months ended March 31, 2015			For the three months ended March 31, 2014
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$11,730	$5	0.17%	$6,393	$5	0.32%
Investment securities	249,642	1,576	2.56%	318,171	1,922	2.45%
Loans	419,628	5,699	5.51%	366,166	5,224	5.79%
Total interest-earning assets	681,000	7,280	4.34%	690,730	7,151	4.20%
Non-interest earning assets	45,885			42,625
Total average assets	$726,885			$733,355
Interest-bearing deposits
NOW and money markets	$204,932	$158	0.31%	$210,233	$167	0.32%
Savings	19,291	8	0.17%	17,874	9	0.20%
Time deposits	224,753	742	1.34%	236,598	737	1.26%
Total interest-bearing deposits	448,976	908	0.82%	464,705	913	0.80%
Borrowings	118,157	663	2.28%	130,245	712	2.22%
Total interest-bearing liabilities	567,133	1,571	1.12%	594,950	1,625	1.11%
Non-interest bearing deposits	72,991			63,913
Other liabilities	22,937			23,750
Shareholders' equity	63,824			50,742
Total average liabilities and equity	$726,885			$733,355
Net interest income		$5,709			$5,526
Net interest margin			3.40%			3.24%